Exhibit 10.11

FIRST AMENDMENT TO LEASE
(150 Parkshore Drive, Folsom, California)
THIS FIRST AMENDMENT TO LEASE (this “Amendment”), dated solely for reference purposes as of August 15, 2022, is entered by and between Parkshore Partners, a California Limited Liability Company (“Landlord”), and PowerSchool Holdings, Inc., a Delaware corporation (“Tenant”) and amends THE STANDARD INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE-GROSS and the Lease Addendum attached thereto, both entered into on October 8, 2015 between Landlord and Tenant, as amended (collectively, the “Lease”). Defined terms used in this Amendment but not defined herein shall have the definition set forth in the Lease.

RECITALS
A.Pursuant to the Lease, Landlord has leased a total of 61,338 rentable square feet (the “Premises”) to Tenant further described as 150 Parkshore Drive, Folsom, California (the “Building”).
B.Pursuant to the terms of the Lease the expiration date is December 31, 2022 (the “Termination Date”), and the parties desire to extend the lease term for two (2) years and reduce the rentable square feet and establish a new Base Rent Schedule.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:
1.Premises. Section 1.2 of the Lease is amended such that the following shall be inserted after the words “attached hereto”: “; and as of the Renewal Commencement Date and during the Renewal Term, the Premises shall be reduced to the 1st, 2nd, and 3rd floors of the building constituting approximately 36,138 rentable square feet , including the primary entry and lobby”.
2.Lease Term: Section 1.3 of the Lease is amended to replace “seven” with “nine”, and to insert the following second sentence: “The final two (2) years of the Original Term shall be referred to as the “Renewal Term”. The second sentence of Section 51 of the Lease is amended to replace “eighty-seven (87) months” with “one hundred eleven (111) months”. Section 51 of the Lease is amended to insert a new third sentence as follows: “The Renewal Term shall commence January 1, 2023 (the “Renewal Commencement Date”).”
3.Base Rent.
    (a)     Section 53 of the Lease is amended as follows: the words “Expiration of Original Term” are replaced with “87” in the “Period in Months” column; and to insert the following table after the existing table:
1

Period	Monthly Rate Per Square Foot	Monthly Base Rent
1/1/2023– 12/31/2023	$2.00	$72,276.00
1/1/2024 –12/31/2024	$2.20	$79,504.00

4.	Right of First Refusal.
The Lease is amended to insert a new Section 81 as follows: “81. Right of First Refusal. During the Renewal Term, Tenant shall have a one-time right of first refusal (“ROFR”) to lease the adjoining building including the 2nd and 3rd floors representing approximately 25,000 rentable square feet (the “Expansion Building”) as shown in Exhibit A on the following terms and conditions:

During the Renewal Term, if Landlord receives a bona fide third party offer to lease the 2nd or 3rd floor, or both floors of the Expansion Building, which Landlord desires to accept, in writing, Landlord shall notify Tenant in writing of the material terms of such offer (“ROFR Notice”). In order to exercise its ROFR, Tenant must within five (5) business days after receipt of Landlord’s ROFR Notice, deliver to Landlord written notice of Tenant’s election to exercise its ROFR. Tenant may not exercise its ROFR during any period that Tenant is in default beyond any applicable notice and cure period. If Tenant does not timely exercise its ROFR, then Landlord may enter into the proposed lease with such a third party.

If Tenant timely exercises its ROFR, it shall be on the following terms and conditions:

Tenant shall be required to lease not less than the entire Expansion Building and shall extend the lease term of the Premises to be coterminous with the lease term provided in the ROFR Notice.

The total rentable square footage of the lease shall become 61,138 rentable square feet. For the extended lease term created by Tenant exercising its ROFR, the Base Rent for the Premises shall escalate by three (3%) percent per month beginning the 25th month of the extended term and every twelve (12) months thereafter until the revised lease termination date.

The foregoing ROFR shall be personal to the Tenant named in the Lease and any Affiliate while it is in physical occupancy of the Premises and shall be non-transferable and non-assignable except to an Affiliate.”

5.	Change of Ownership Tax Increase:
Paragraph 64 of the lease shall have the following language inserted as the last sentence: “If property taxes increase due to a transfer of ownership of the property, Lessee will be responsible for its pro rata share of the increase based upon its portion of the overall property.

6.	Parking:	Section 56 of the Lease is amended to insert the words “Prior to the Renewal Commencement Date,” at the beginning of the sentence; and insert the following after the end of the sentence. Section 56 of the Lease is amended to insert the following after the end of the sentence: “After the Renewal Commencement Date and during the Renewal Term, Tenant will have the use of its pro rata share of uncovered parking spaces within the project and the use of ten (10) covered parking spaces on the ground floor of the Expansion Building free of charge until such time that Landlord may take back five (5) of the covered parking spaces to accommodate a new third party tenant for the Expansion Building. In no event will Tenant have less than five (5) covered parking spaces during the 2-year term of the Premises. This Amendment will include a parking plan (Exhibit A) indicating the location of Tenant’s uncovered parking spaces in order to establish future parking spaces for a new third-party tenant for the Expansion Building near its main entry.”
7.	Brokerage Fee:	CBRE is the sole and exclusive agent of the Tenant and owes no fiduciary duty to Landlord. Should a formal lease or lease extension be executed by Tenant or its assigns and Landlord, CBRE shall be paid a commission by Landlord equal to 3% and Newmark (Landlord’s agent) being paid two (2%) percent of the total rents paid over the Renewal Term which shall be paid within 30 days from Landlord’s receipt of an invoice for said brokerage fee after the full execution of the formal lease addendum.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:	TENANT:
Parkshore Partners, LLC a California Limited Liability Company	PowerSchool Holdings, a Delaware Corporation
By: /s/ Tim Shannahan Tim Shannahan, Managing Member Date: 8/19/2022	By: /s/ Eric Shander Date: 8/19/2022

EXHIBIT A